Exhibit (a)(1)(H)

FORM OF EMAIL NOTICE

REGARDING ACCEPTANCE OF PERFORMANCE AWARDS (PSAs) AND/OR TOTAL
SHAREHOLDER RETURN UNITS (TSRUs) FOR MODIFICATION

From:	Pfizer Inc.
Subject:	Notice of Acceptance of Performance Share Awards (PSAs) and/or Total Shareholder Return Units (TSRUs) For Modification

Thank you for your submission of your Election to Modify your Eligible Performance Share Awards (PSAs) and/or Eligible Total Shareholder Return Units (TSRUs) pursuant to the Offer To Modify Eligible Performance Share Awards and Eligible Total Shareholder Return Units dated August 12, 2024 (“Modification Offer”, “Offer”) to Modified PSAs and/or Modified TSRUs. With this email, we confirm that Pfizer Inc. (Pfizer) has accepted your Eligible PSAs and Eligible TSRUs, as listed on Fidelity NetBenefits, for modification per the Modification Offer. Subject to the terms and conditions of the Modification Offer, as described in the Offer Documents, your Eligible PSAs and/or Eligible TSRUs will be deleted and your Modified PSAs and/or Modified TSRUs will remain. These adjustments will be completed shortly following the Expiration Time and will be viewable to you on Fidelity NetBenefits. If you have any questions, please email LTIModification@Pfizer.com.

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Offer Documents.